Exhibit 5

UNSECURED PROMISSORY NOTE

$250,000.00	April 9, 2013

FOR VALUE RECEIVED, John Rochon, Jr. (“Rochon”) promises to pay to the order of Rochon Capital Partners, Ltd., a Texas limited partnership (“RCP”), in lawful money of the United States of America, the principal amount of $250,000.00, together with simple interest on the unpaid principal balance of this Note at a rate equal to 2.4% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days.

This Note is delivered by Rochon pursuant to the terms and conditions of a Stock Purchase Agreement between RCP and Rochon, dated effective the date hereof (the “Purchase Agreement”).

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which RCP, by acceptance of this Note, agrees:

1.                                      Payments.

(a)                                 Payment of Principal and Interest.  The principal and all accrued interest of this Note shall be due and payable on the tenth (10th) anniversary of the date hereof (the “Maturity Date”).

(b)                                 Voluntary Prepayment.  Notwithstanding anything to the contrary in this Note or in the Purchase Agreement, this Note may be prepaid, in whole or in part, at any time, without premium or penalty.  Any such prepayment shall be applied first to accrued, but unpaid, interest hereon with the remainder of any such prepayment being applied to the reduction of principal.

2.                                      Events of Default.  Each of the following shall constitute an “Event of Default” under this Note:

(a)                                 Failure to Pay.  Rochon shall fail to pay any principal or interest payment under this Note on the due date and such payment shall not have been made within fifteen (15) business days of Rochon’s receipt of written notice from or on behalf of RCP of such failure to pay; or

(b)                                 Voluntary Bankruptcy or Insolvency Proceedings. Rochon shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of himself or of all or a substantial part of his property, (ii) admit in writing his inability to pay his debts generally as they mature, (iii) make a general assignment for the benefit of his creditors, (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to himself or his debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of his property by any official in an involuntary case or other proceeding commenced against him, or (v) take any action for the purpose of effecting any of the foregoing; or

(c)                                  Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Rochon, or of all or a substantial part of the property of Rochon, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Rochon, or the debts of Rochon under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered, and such proceeding shall not be dismissed or discharged within ninety (90) days of commencement.

3.                                      Rights of Investor upon Default.  Upon the occurrence of any Event of Default (other than an Event of Default described in Sections 2(b) or 2(c)) and at any time thereafter during the continuance of such Event of Default, RCP may, by written notice to Rochon, declare all outstanding Obligations (as defined in Section 4(a)) hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  Upon the occurrence of any Event of Default described in Sections 2(b) and 2(c), immediately and without notice, all outstanding Obligations hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding.  In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, RCP may exercise any other right, power or remedy granted to it or permitted to it by law, either by suit in equity or by action at law, or both.

4.                                      Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a)                                 The term “Obligations” shall mean and include all indebtedness, loans, advances, debts, liabilities and obligations, howsoever arising, owed by Rochon to RCP of every kind and description, now existing or hereafter arising, under or pursuant to the terms of this Note or the Purchase Agreement, including (without limitation) all principal, interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by Rochon hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(b)                                 The term “Person” shall mean and include an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture, or other entity or a governmental authority.

5.                                      Miscellaneous.

(a)                                 Assignability; Binding Effect.  Rochon may not assign or delegate any of his obligations under this Note without the prior written consent of RCP, and any such purported assignment or delegation without such consent shall be void.  All references to “Rochon” herein shall, and shall be deemed to, include his heirs, successors and permitted assigns, and all covenants, stipulations, promises, and agreements contained herein by or on behalf of Rochon shall also be binding upon his heirs, successors and permitted assigns, whether so expressed or not.

(b)                                 Waiver and Amendment.  Any provision of this Note may be amended, waived or modified only upon the written consent of Rochon and RCP.

(c)                                  Notices.  Any notice or communication to Rochon from RCP pursuant hereto must be in writing and given by (a) deposit in the mail, addressed to Rochon to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by prepaid courier service or prepaid overnight delivery service, or (c) transmission by telecopy, in any case to Rochon’s address or fax number set forth below his signature on this Note (or at such other address or number as Rochon may subsequently specify by a written notice actually received by RCP).  Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of notices delivered in person or by courier service, overnight delivery, or telecopy, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger or fax confirmation being proof of delivery) or at such time as delivery is refused by the addressee upon presentation.

(d)                                 Payment.  Payment of the outstanding principal and interest of this Note shall be made in lawful tender of the United States.

(e)                                  Usury.  It is expressly stipulated and agreed to be the intent of Rochon and RCP at all times to comply strictly with the applicable Texas law governing the maximum rate or amount of interest payable on the indebtedness evidenced by this Note, or applicable United States federal law to the extent that it permits RCP to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law.  If the applicable law is ever judicially interpreted so as to render usurious any amount (i) contracted for, charged, taken, reserved or received pursuant to this Note or any other communication or writing by or between Rochon and RCP, (ii) contracted for, charged, taken, reserved or received by reason of RCP’s exercise of the option to accelerate the maturity of this Note, or (iii) Rochon will have paid or RCP will have received by reason of any voluntary prepayment by Rochon of this Note, then it is Rochon’s and RCP’s express intent that all amounts charged in excess of the Maximum Lawful Rate (as defined herein) shall be automatically canceled, ab initio, and all amounts in excess of the Maximum Lawful Rate theretofore collected by RCP shall be credited on the principal balance of this Note (or, if this Note has been or would thereby be paid in full, refunded to Rochon), and the provisions of this Note shall immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable laws, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Rochon and RCP agree that RCP shall, with reasonable promptness after RCP discovers or is advised by Rochon that interest was received in an amount in excess of the Maximum Lawful Rate, either credit such excess interest against this Note then owing by Rochon to RCP and/or refund such excess interest to Rochon.  As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by RCP in accordance with the applicable laws of the State of Texas (or applicable

United States federal law to the extent that such law permits RCP to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all charges and fees made in connection with the transaction evidenced by this Note.

(f)                                   Costs and Expenses.  Rochon shall pay on demand all expenses and costs, including (without limitation) reasonable fees and out-of-pocket expenses of attorneys and expert witnesses and costs of investigation, incurred by RCP as a result of any default under this Note or in connection with efforts to collect any amount due under this Note, or to enforce the provisions of this Note, including those incurred in post-judgment collection efforts and in any bankruptcy proceeding (including, without limitation, any action for relief from the automatic stay of any bankruptcy proceeding) or judicial or non-judicial foreclosure proceeding.

(g)                                  Waiver.  ROCHON HEREBY WAIVES NOTICE OF DEFAULT, PRESENTMENT OR DEMAND FOR PAYMENT, PROTEST OR NOTICE OF NONPAYMENT OR DISHONOR AND ALL OTHER NOTICES OR DEMANDS RELATIVE TO THIS NOTE.

(h)                                 Governing Law.  This Note and all actions arising out of or in connection with this Note shall be governed by, enforced under, and construed in accordance with the laws of the State of Texas, without regard to the conflicts of law provisions of the State of Texas.

(i)                                     Waiver of Jury Trial.  By acceptance of this Note RCP hereby waives, and Rochon hereby waives, all rights to a jury trial of any claim or cause of action based upon or arising out of this Note.

Rochon has executed and delivered this Note as of the date first written above.

/s/ John Rochon Jr.
JOHN ROCHON, JR.

2400 North Dallas Parkway, Suite 230
Plano, TX 75093